UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8‑K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

March 19, 2013
(Date of earliest event reported)

RF Micro Devices, Inc.
(Exact name of registrant as specified in its charter)

North Carolina	0-22511	56-1733461
(State or Other Jurisdiction	(Commission File	(I.R.S. Employer
of Incorporation)	Number)	Identification No.)

7628 Thorndike Road
Greensboro, North Carolina 27409-9421
(Address of principal executive offices)
(Zip Code)

(336) 664-1233
(Registrant's telephone number, including area code)
Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[ ] Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[ ] Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[ ] Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
(17 CFR 240.14d-2(b))
[ ] Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act
(17 CFR 240.13e-4(c))

Item 2.05 Costs Associated with Exit or Disposal Activities.

On March 19, 2013, RF Micro Devices, Inc. (“RFMD”) announced a new gallium arsenide (“GaAs”) sourcing strategy which is intended to increase manufacturing flexibility, expand gross margin, and support aggressive growth. RFMD will phase out manufacturing in its Newton Aycliffe, UK-based GaAs pseudomorphic high electron mobility transistor (“pHEMT”) facility and transition most GaAs manufacturing to its GaAs heterojunction bipolar transistor (“HBT”) facility in Greensboro, NC. RFMD will also partner with leading GaAs HBT foundries for additional capacity. The Newton Aycliffe GaAs pHEMT facility had been RFMD’s primary source for cellular switches, which RFMD has transitioned to higher performance, lower cost silicon on insulator.

The transition will occur over the next nine to twelve months to support existing millimeter wave customer contracts. RFMD expects annual cost savings of approximately $20 million. RFMD is actively seeking a buyer for the Newton Aycliffe facility. If a buyer cannot be found, the facility will be closed once contractual obligations are met.

Additional details relating to estimated costs expected to be incurred and estimated future cash expenditures as a result of the new sourcing strategy will be filed on an amended Current Report on Form 8-K within four business days after RFMD makes a determination of such estimates or ranges of estimates.

A press release was issued by the Company on March 19, 2013 regarding the new gallium arsenide sourcing strategy, which is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description

99.1	Press release dated March 19, 2013

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

RF Micro Devices, Inc.

By:/s/ William A. Priddy, Jr.
William A. Priddy, Jr.
Chief Financial Officer, Corporate
Vice President of Administration and Secretary

Date:    March 25, 2013

EXHIBIT INDEX

Exhibit No.	Description

99.1	Press release dated March 19, 2013